EXHIBIT 99.1

PRESS RELEASE OF NORTHWEST BANCSHARES, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:     William J. Wagner, President and Chief Executive Officer (814) 726-2140
William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140

Northwest Bancshares, Inc. Announces Special Dividend

Warren, Pennsylvania — April 14, 2014

Northwest Bancshares, Inc. (NasdaqGS: NWBI) announced the declaration of a special cash dividend of $1.00 per share.  This dividend will be paid on May 15, 2014 to shareholders of record as of May 1, 2014.  The Company’s Chairman, William J. Wagner, noted in making this decision “The Board of Directors recognizes the amount of capital our company is carrying and our limited opportunities to leverage this capital given that economic growth is tepid and attractive acquisition opportunities are limited.  We further recognize that this payment may favorably impact the valuation of our stock relative to tangible book value per share which could make future acquisition opportunities more viable.  Finally, we anticipate this return of capital to our shareholders will enhance the future return on their investment in Northwest while providing them with additional cash flow and an enhanced dividend yield in the current year.”

The Board also emphasized that if historical earnings are maintained, the payment of this special dividend should not affect the payment of regular dividends for the remainder of 2014.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Savings Bank.  Founded in 1896, Northwest Savings Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 165 community banking offices in Pennsylvania, New York, Ohio and Maryland and 50 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

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Forward-Looking Statements - This release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.